Sunworks Strengthens Balance Sheet and Announces Changes to Board of Directors

— Company secures two-year $3.75 million term loan —

— Joshua Schechter appointed as Independent Director —

— Jim Nelson and Frank Hunt retire from Board of Directors —

ROSEVILLE, Calif. April 27, 2018 - Sunworks, Inc. (Nasdaq: SUNW), a premier provider of high performance solar power solutions for agriculture, commercial, industrial (ACI), public works and residential markets, today announced that it has secured a $3.75 million, two-year term loan. The loan is comprised of $3.0 million from CrowdOut Capital, LLC and a combined $750,000 from Chuck Cargile, Sunworks’ Chief Executive Officer and Kirk Short, Sunworks’ President of Commercial Operations.

Chuck Cargile, Sunworks’ Chief Executive Officer commented, “Strengthening our balance sheet is an important step as we advance our profitable growth strategy. The infusion of cash coincides with a rebound in the overall solar industry and comes at a time when Sunworks’ pipeline of opportunities continues to grow. We entered the year with more than $40 million of backlog scheduled for installation in 2018. In addition, in the first four months of this year, we have won more than $35 million of new projects, much of which is scheduled for installation over the next three to four quarters. Although we anticipate being profitable and generating positive cash flow from operations for the remainder of this year, the cash infusion will give us greater flexibility as we work through this large backlog of projects. In addition, securing a term loan provides necessary capital to support our profitable growth without an equity issuance that would be dilutive to our shareholders.”

Sunworks also announced that Joshua Schechter has been appointed as an independent member of the board of directors. Mr. Schechter is a private investor who has broad experience serving on public company’s board of directors. James Nelson, Executive Chairman and Frank Hunt, who has served as a director and chair of the audit committee since December 2014, retired from the Board of Directors.

Cargile added, “I wish Jim and Frank the best of luck in their future endeavors. I appreciate the dedication that both of them have shown for Sunworks. At the same time, we are fortunate to have solar industry experts Rhone Resch and Daniel Gross serving on our board of directors and the board is further strengthened by adding Mr. Schechter. For more than a decade, Josh has developed a stellar track record in board governance with an intense focus on enhancing shareholder value. The four current directors are in the process of reviewing candidates for the fifth position on the board and anticipate announcing the appointment within the next month.”

The company noted that a special committee of the independent directors of Sunworks was formed to review and negotiate the loan agreement. The full terms and details of the loan agreement can be found in the 8-K that will be filed with the Securities and Exchange Commission.

To further streamline its capital structure, Sunworks converted all its preferred shares into common shares. The preferred shares convert to common shares at a ratio of one-to-one. As a result of the conversion, the Company has simplified its capital structure and no longer has any preferred shares outstanding.

About Sunworks, Inc.

Sunworks, Inc. (SUNW) is a premier provider of high performance solar power systems. We are committed to quality business practices that exceed industry standards and uphold our ideals of ethics and safety.

Sunworks continues to grow its presence, expanding nationally with regional and local offices. We strive to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, public works, and residential.

Our dedication to excellence is reflected in our 25-year warranty, a benchmark that we stand by to support our customers above and beyond their expectations.

Sunworks’ diverse, seasoned workforce includes distinguished veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers.

Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power.

About CrowdOut Capital, LLC

CrowdOut Capital is a debt syndication platform for middle-market companies. The firm provides companies senior, uni-tranche and subordinated debt through its platform while offering family offices, institutions and accredited investors the opportunity to invest in private debt on a deal-by-deal basis. To learn more please visit www.CrowdOut.com.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Investor Relations Contact:

Rob Fink

Hayden IR

646-415-8972

rob@haydenir.com